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                                                                  EXHIBIT 11

                                 WesBanco, Inc.
                        Computation of Earnings Per Share*
                (Dollars in thousands, except per share amounts)



                                            For the years ended December 31,
                                          -----------------------------------
                                              1997        1996         1995
                                              ----        ----         ----

Net Income                                $  22,274    $  21,161    $  20,304
  Less: Preferred dividends and
        discount accretion                     ---          ---           164
                                          ---------    ---------    ---------
  Net income applicable to common stock   $  22,274    $  21,161    $  20,140
                                          =========    =========    =========

  Average common share outstanding       15,867,608   15,253,107   15,240,492

  Earnings per share                      $    1.40    $    1.39    $    1.32

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*    Adjusted to reflect a 3 for 2 stock split effected in the form of a 50%
stock dividend, declared June 19, 1997.   The Corporation adopted the
provision of SFAS No. 128, "Earnings per Share," during 1997.